(LOGO) OPTION ONE
MORTGAGE CORPORATION

July 3, 2000

Norwest Bank Minnesota NA
11000 Broken Land Parkway
Columbia, Maryland 21044
Attention: Option One Series 1999-3
           INV #624


Norwest Bank Minnesota
Sixth and Marquette
Minneapolis, Minnesota 55479
Attention: Option One Series 1999-3

Financial Security Assurance Inc.
350 Park Avenue
New York, New York  10022
Attention:  Surveillance Department


Pursuant to Section 3.20 of the Pooling and Servicing Agreement, dated and effective as of October 1,1999, (the "Agreement") among Option One Mortgage Acceptance Corporation, as Depositor, Option One Mortgage Corporation, as Master Servicer and Norwest Bank Minnesota, N.A. as Trustee,I certify that:

1. A review of the activities of the Servicer during the fiscal year ended April 28, 2000, and of performance under the aforementioned agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement during the fiscal year ended April 28, 2000, subject to any matters noted in the servicing report provided under
   Section 3.21 of the Agreement.


William L. O'Neill
Senior Vice President\ Chief Financial Officer
Option One Mortgage Corporation

CORPORATE OFFICES * 3 ADA * IRVINE * CALIFORNIA 92618 * P.O.BOX 57038 * IRVINE CALIFORNIA 92619-7038 * PHONE 949.790.8100 * FAXLINE 949.790.8392